UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): February 27, 2004

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

             (Exact name of Registrant as specified in its charter)


            Delaware                      0-26224                 51-0317849
  (State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer
  incorporation or organization)                            Identification No.)

                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)
                                 (609)-275-0500
              (Registrant's telephone number, including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 12.  Results of Operations and Financial Condition

On February 27, 2004, Integra LifeSciences Holdings Corporation held a conference call to discuss financial results for the quarter and year ended December 31, 2003. A transcript of that call is attached as Exhibit
99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------
99.1 Conference call transcript for call hosted by Integra LifeSciences Holdings Corporation on February 27, 2004 to discuss earnings for the quarter and year ended December 31, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


Date: March 2, 2004                           By: /s/ Stuart M. Essig
                                                  -----------------------------
                                                  Stuart M. Essig
                      President and Chief Executive Officer

                                  Exhibit Index
                                  -------------


Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1 Conference call transcript for call hosted by Integra LifeSciences Holdings Corporation on February 27, 2004 to discuss earnings for the quarter and year ended December 31, 2003

Exhibit 99.1

Operator: Good morning and welcome to the Integra LifeSciences fourth-quarter 2003 earnings release conference call. At this time all participants have been placed on a listen only mode and the floor will be open for questions following the presentation. It is now my pleasure to introduce your host for today's call, Mr. Stuart Essig. Sir, you may begin.

Stuart Essig (Integra LifeSciences - President & CEO): Good morning everybody, and thank you for joining us for the Integra LifeSciences investors conference call. I am Stuart Essig, President and Chief Executive Officer of Integra LifeSciences Holdings Corporation. Joining me today are Gerry Carlozzi, Chief Operating Officer, David Holtz, Senior Vice President of Finance, and Jack Henneman, Chief Administrative Officer.

During this call we will review our financial results for the fourth quarter of 2003 which we released earlier this morning, and our forward-looking guidance for the first quarter of 2004, and the full years 2004 and 2005. At the conclusion of our prepared remarks we will take questions from members of the telephonic audience.

Before we begin Jack Henneman will make some remarks regarding the content of this conference call.

Jack Henneman (Integra LifeSciences - EVP, CAO & Secretary): This presentation is open to the general public and can be heard through telephone access or via live webcast. A replay of the conference call will be accessible starting one hour after the conclusion of the live event. Access to the replay is available through March 12, 2004, by dialing 973-341-3080, access code 4418658, or through the webcast accessible on our homepage.

Today's call is a proprietary presentation of Integra LifeSciences Holdings Corporation and is being recorded by Integra. No recording reproduction, transcript transmission or distribution of today's presentation is permitted without Integra's consent. Because the content of this call is time-sensitive the information provided is accurate only as of the date of this live broadcast, February 27, 2004. Unless otherwise posted or announced by Integra the information of this call should not be relied upon beyond March 12, 2004, the last day that an archived replay of the call authorized by Integra will be available.

Certain statements made during this call are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Among others statements concerning management's expectations of future financial results, new product launches and market acceptance of these new products, future product development programs and potential business acquisitions are forward-looking. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.

For a discussion of such risks and uncertainties please refer to the risk factors included in the business section of Integra's Annual Report on form 10-K for the year ended December 31, 2002, and information contained in our subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made based upon our current expectations and we undertake no duty to update information provided during this call.

Stuart Essig (Integra LifeSciences - President & CEO): Thank you, Jack. Integra develops, manufactures and markets medical devices for use primarily in neuro-trauma and neurosurgery, plastic and reconstructive surgery and general surgery. Our product lines include traditional medical devices such as monitoring and drainage systems, surgical instruments and fixation systems, as well as innovative tissue repair products that incorporate our proprietary absorbable implant technology.

We had a strong quarter, achieving record revenue and operating earnings. We reported net income of $9.2 million or 30 cents per share for the fourth quarter of 2003. Operating income was $13 million for the fourth quarter, a 92 percent increase over the fourth quarter of 2002, and 39.6 million for the year 2003 a 107 percent increase over 2002.

Total revenues in the fourth quarter of 2003 increased by $23.8 million to $59 million, a 67 percent increase over the fourth quarter of 2002. As product revenues increased by $12.8 million to $46.9 million, and other revenues increased by $11 million to $12.2 million. The increase in other revenues in the fourth quarter reflects accelerated recognition of deferred revenue associated with the termination of our agreement for the INTEGRA Dermal Regeneration Template with ETHICON.

Neuromonitoring revenues increased by 9.4 percent primarily as result of increased sales of our drainage systems and intracranial monitoring products, including LICOX. Our operating room revenues increased by 20.7 percent as a result of growth in sales of our DuraGen Dural Graft Matrix and our NeuraGen Nerve Guide products. Revenues from our instrument product lines increased by 167 percent, principally as a result of our acquisition of the Padgett and JARIT surgical instrument lines and the Spinal Specialties product lines in 2002 and 2003. Increased sales of our ultrasonic aspirator products also contributed significantly to the growth in our instrument revenues. Our private-label product revenue decreased by 6 percent primarily due to a decline in revenues from the Absorbable Collagen Sponge we supply for use in Medtronic's INFUSE bone graft product.

Our gross margin on product revenues in the fourth quarter of 2003 was 55 percent. The current quarter included approximately $1.2 million of inventory write-offs associated with discontinued product lines, raw material quality issues and product packaging changes made to accommodate our direct sales and marketing of the INTEGRA Dermal Regeneration Template product line and discretionary operating expenses. Our gross margin was also reduced by the appreciation in the euro and British pound. Starting in the first quarter of 2004 we expect the direct selling of the INTEGRA Dermal Regeneration template product line to improve our gross margin.

We initiated and completed a significant number of activities during the fourth quarter, timed to occur during the same quarter as the termination of our agreement with ETHICON. The revenue we recognized in connection with that termination provided us with a unique opportunity to invest in our business. While these activities resulted in higher operating expenses compared to our recent trend, we anticipate our 2004 operating costs as a percentage of product revenues to return to levels consistent with the first three quarters of 2003.

Total other operating expenses, which exclude cost of product revenue but include amortization, increased 75 percent to $25.1 million in the fourth quarter of 2003, compared to $14.3 million in the fourth quarter of 2002.

Sales and marketing expenses increased 67 percent over the prior year period to $11.3 million as a result of increased sales commissions and the build out of our marketing and sales support and management functions. Our sales and marketing expense grew more rapidly than product revenue in the fourth quarter of 2003, as we increased discretionary spending in anticipation of increased revenues in future periods. We incurred significant cost to expand our sales and marketing infrastructure, particularly in our plastic and reconstructive surgery organization.

Research and development expenses increased $2.3 million to $4.8 million in the fourth quarter. This increase was primarily due to approximately $900,000 of increased cost incurred in connection with the closure of our San Diego research center and the transfer of many of its activities to other existing Integra facilities. A $400,000 in-process research and development charge taken in connection with the acquisition of Reconstructive Technologies, Inc. and $300,000 of accelerated spending on sponsored clinical research and publications.

General and administrative expenses increased $3.5 million to $8 million in the fourth quarter, largely as result of a $2 million donation to the Integra Foundation and $600,000 of costs related to discretionary compensation programs. Amortization expense increased to approximately $1 million in the fourth quarter of 2003 due to acquisitions.

In the fourth quarter of 2003 we completed the consolidation of our San Diego research center into our San Diego manufacturing facility. This consolidation is part of our broader effort to restructure our research and development organization, to leverage our technology and better support our growth objectives. In order to increase the efficiency of new biomaterial product development, we increased investment and product development programs in facilities located near our New Jersey manufacturing site. We also made additional investments in our monitoring and instrument product development groups.

I will now turn the presentation over to David Holtz, our Senior Vice President of Finance, who will provide more information regarding our interest expense, tax rate and foreign currency exposure.

David Holtz (Integra LifeSciences - Senior VP & Treasurer): Thank you, Stuart. We recorded net interest income of $81,000 in the fourth quarter of 2003 as compared to net interest income of $727,000 in the prior year period. This change resulted primarily from interest expense associated with $120 million of convertible notes that were issued in March and April of 2003. Other income increased to $2 million as a result of the termination payment we received from ETHICON.

The $23.8 million increase in income tax expense in the fourth quarter of 2003 reflects an increase in our effective tax rate to 37.8 percent for 2003. This increase results primarily from a change in the geographic mix of taxable income for 2003 including the effects of the additional revenue and gains associated with the termination of the ETHICON agreement. We expect our actual cash tax rate to remain under 10 percent as we continue to use net operating loss carry forwards in 2004. We expect our 2004 effective tax rate to be 36.7 percent.

It is worth taking a moment to discuss the impact of the weakening dollar on Integra's revenues and costs. We currently do not hedge our exposure to foreign currency risk. During the fourth quarter of 2003 our foreign currency denominated costs exceeded our foreign currency denominated revenues by approximately $7 million. We expect this imbalance to continue into 2004. Built into our forward-looking guidance for 2004 is an exchange rate of $1.28 per euro. A further 10 percent weakening of the dollar against the euro and pound, would reduce quarterly earnings per share by approximately 1 to 2 cents per share.

And now let me turn the presentation back over to Stuart.

Stuart Essig (Integra LifeSciences - President & CEO): Thank you, David. As I have stated on previous calls our management team continues to seek out external opportunities for growth, and any such opportunity that we consummate could affect our results going forward. It is a top priority of our management team to complete significant and accretive transactions this year and next. However, the forward-looking guidance that we have provided does not reflect the impact of any such future business acquisitions or additional strategic partnerships. Our forward-looking guidance for 2004 that we will now update and our guidance for 2005 include the impact of our recently announced acquisitions of the Sparta and R&B product lines.

We are increasing our guidance for total revenues to between $215 and $220 million in 2004, and $250 and $260 million in 2005. Consolidated gross margin is expected to increase to 61 percent and 63 percent of product revenues in 2004 and 2005 respectively. Excluding a potential in-process research and development charge related to a $1.5 million milestone payment that may become due under the terms of a product development agreement, we expect our earnings per share to be within a range of $1.08 to $1.14 per share in 2004 and $1.35 to $1.40 per share in 2005. Our guidance for the first quarter of 2004 is for total revenues in the range of $50 to $52 million and earnings per share of 23 to 24 cents.

I'd like to take a moment to focus on the expectations for each of our product categories and other revenue for modeling purposes. Based on our total revenue guidance for 2004 we expect neuromonitoring revenues of approximately $49 to $51 million, operating room revenues of $78 to $80 million, instrument revenues of $67 to $68 million, private-label revenues of approximately $19 million and other revenues of approximately $2 million. We expect private-label and other revenues to decline sequentially throughout 2004 with other revenues of approximately $1 million in the first quarter. Gross margin in 2004 is expected to grow from approximately 60 percent in the first quarter to 62 percent in the fourth quarter.

Revenues of INTEGRA Dermal Regeneration Template will be included in operating room revenues effective January 1, 2004, and sales of R&B and Sparta products will be included in instrument product revenues.

Looking beyond 2004, we expect sales to grow in excess of 25 percent for the operating room product lines, 15 percent for the neuromonitoring product lines, and 10 percent for instruments. We expect private-label sales to decline to approximately $18 million in 2005, and then resume growing at approximately 15 percent per annum thereafter. Overall we continue to target long-term revenue growth at 18 percent.

This concludes our prepared remarks. I will be happy to answer all of your questions. Operator, you may turn the call over to our participants.

Operator: Thank you. The floor is now open for questions. If you do have a question, please press the numbers 1 followed by 4 on your touchtone telephone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order that they are received. And we do ask that while posing your question, you please pick up your handset to ensure proper sound quality. Once again if you do have a question at this time please press the numbers 1, followed by 4, on your touchtone telephone. Our first question today is coming from Bill Plovanic of First Albany Capital.

William Plovanic (First Albany Capital - Analyst): Good morning. A couple of questions, you went through that last bit of guidance very quickly. Was that one million in other revenues in the first quarter, is that what you said?

Stuart Essig (Integra LifeSciences - President & CEO): Yes, if I went too quickly let me quickly reiterate the expectations for product categories. Total revenue guidance for 2004 we expect neuromonitoring revenues of approximately $49 to $51 million, operating revenues of $78 to $80 million, instrument revenues of $67 to $68 million, private-label revenues of $19 million, and other revenues of approximately $2 million. Then as we talk through the quarters of 2004, we said we expect private-label and other revenues both to decline sequentially throughout 2004, with the other revenues of approximately $1 million in the first quarter. And then gross margin to grow sequentially from 60 percent in the first quarter and ending the year at 62 percent in the fourth quarter.

William Plovanic (First Albany Capital - Analyst): And that is a consolidated gross margin?

Stuart Essig (Integra LifeSciences - President & CEO):  Yes.

William Plovanic (First Albany Capital - Analyst):  Not the product, okay.

Stuart Essig (Integra LifeSciences - President & CEO): No, that is product gross margin. We always report product gross margin so we do not include the other revenues in our gross margin.

William Plovanic (First Albany Capital - Analyst): Okay. And then what was the contribution in total from J&J both above and below the line in the quarter?

David Holtz (Integra LifeSciences - Senior VP & Treasurer): In other revenue there was $11 million in the current quarter that was related to the termination of the agreement. And then in our other income, so below operating, there was a $2 million termination payment.

William Plovanic (First Albany Capital - Analyst): Was there also in the other revenue some J&J revenue that wasn't associated with the termination?

David Holtz (Integra LifeSciences - Senior VP & Treasurer): Yes, there would have been about a small amount, I guess half a million dollars in the current quarter, which was just the normal occurrence of the agreement through the end of the year.

Stuart Essig (Integra LifeSciences - President & CEO): So we were getting R&D support of a half a million dollars per quarter and that would have been, that would not be included in the $11 million David mentioned.

William Plovanic (First Albany Capital - Analyst): Instruments were pretty strong sequentially. You don't normally give this but I was wondering if you could give us a little color on what the contribution from Spinal Specialties was in the quarter?

Stuart Essig (Integra LifeSciences - President & CEO): What I would say is rather than breaking it out because we don't like to break it out, it was in line with what we had guided when we acquired the business. It was not, the bulk of the improvement in the quarter sequentially did not come from Spinal Specialties.

William Plovanic (First Albany Capital - Analyst): Can you refresh my memory on what that guidance was, Stuart?

Stuart Essig (Integra LifeSciences - President & CEO): I think we had said about $1 million a quarter for that product line.

David Holtz (Integra LifeSciences - Senior VP & Treasurer): But we had not owned it the whole quarter, we owned it for two-thirds of the quarter. And that's roughly in line.

William Plovanic (First Albany Capital - Analyst): What exactly is the Integra Foundation?

Stuart Essig (Integra LifeSciences - President & CEO): We established, I think it was about two years ago, a charitable foundation like most other medical device companies have, which is designed for general education on topics of interest to our customers, so in particular it's a charitable foundation that allows for donations to things like the American Association of Neurosurgeons, the American Burn Association and other charitable causes.

William Plovanic (First Albany Capital - Analyst):  Thanks a lot.

Operator: The next question is coming from Glenn Navarro of Bank of America Securities. Please pose your question sir.

Glenn Navarro (Banc of America - Analyst): Couple of things, one, any other revenues in the fourth quarter from the acquisitions that you made in the quarter? You mentioned Spinal Specialties, but any other revenues? And then can you remind us what the acquisition revenues -- I am sorry -- the acquisition that you made in the fourth quarter, what their contributions will be in 2004?

Stuart Essig (Integra LifeSciences - President & CEO): Answering your first question, the only stuff that we acquired in the fourth quarter that made any significant contribution was Spinal Specialties. There were no significant contributions from the other acquisitions. And then keep in mind R&B and Sparta occurred just after the new year, so we will include essentially a full quarter for both of those acquisitions. And so if we just talk about those three acquisitions, Spinal Specialties our guidance when we acquired it was about $4 million a year, that business is doing actually very well, it's meeting or exceeding our expectations but we did not guide any increase over trailing revenues year over year in order to be conservative. So the guidance we gave was about 4 million for 2004, and judging by the quality of that management team we think they'll beat that.

Sparta and R&B, both of those integrations are doing well, and I believe we guided to approximately $1 million of incremental revenues from each of those deals, on an annualized basis. Those two really only add two million dollars during the year to our instrument revenues. That would be built into the guidance we've already given for 2004 just moments ago.

Glenn Navarro (Banc of America - Analyst): The last question, on neuromonitoring, that's a business that has been kind of humming along in the 20 percent plus range, and looks like it slowed to a little bit less than 10 percent. So maybe talk about what's happening in that marketplace and let us know what's happening in that marketplace?

Stuart Essig (Integra LifeSciences - President & CEO): I believe you will see continued growth as we said in the past in the 15 to 20 percent range for that product line. We had a particularly good Q4 last year and we had a particularly strong Q3 this year. So unfortunately Q4 by comparison just didn't look that good. We continue to have significant sales of monitors, we have significant utilization of catheters and LICOX was actually particularly strong in the fourth quarter. So, I personally take no caution in the fact that the year over year was 10 percent. And our drainage business is doing incredibly well.

Glenn Navarro (Banc of America - Analyst):  Thank you very much.

Operator: The next question is coming from Robert Goldman of Buckingham Research. Please pose your question sir.

Robert Goldman (Buckingham Research - Analyst): Good morning. Stuart, I have got a table, I am sure you got a similar one where I look at what I call organic sales growth which is your reported growth ex- the acquisitions, ex-private-label, ex- FX and in this quarter ex- the $11 million of revenue from the J&J settlement. And if my number crunching is at all accurate, it looks like that organic growth rate in the fourth quarter fell considerably. I have 8.5 percent in my chart, and I had 22 percent in the third quarter. Maybe you could correct my arithmetic if it needs to be, if it is accurate what really did slow down in the fourth quarter, perhaps beyond the discussion you just had on neuromonitoring? And if it is a correct number, what gives you the real sense of confidence that from that base you could essentially double it to get to what your stated organic growth rate objective is, which is 18 percent?

Stuart Essig (Integra LifeSciences - President & CEO): If you first of all refer to the footnotes in our press release we actually break that all out, so that may be what you are referring to. And footnote A and footnote B provide a reconciliation of our non-GAAP financials to our GAAP financials, and there it actually allows you to look at the product lines acquired in the last several years and how they've grown and our core growth. You are approximately correct, Bob, in that as we reported the organic growth, Q4 to Q4, was approximately 10.5 percent year-over-year. I didn't get 8.5, but our number is about 10.5 percent. And we tried to encourage people to look at footnote B which would allow for excluding acquired products and excluding private-label, and noting that in fact the organic growth there was 14 percent.

So you are correct, the first half of the year organic growth was at or above our target of 18 percent and the second half of the year was below our target of 18 percent, closer to 14 percent. Then you look at our forward-looking guidance for 2004 and 2005, and you'll note that in the actual numbers we are giving you, the hard numbers, implicit in those numbers is organic growth of approximately 17 to 18 percent. So if you take the two ranges we gave in our guidance we are back at 18 percent. So certainly we are quite confident in our ability to achieve those and that's what we've included in our forward-looking guidance.

In terms of why we have the confidence. Now let me give you a couple of reasons. First of all, we will or have taken over the INTEGRA Dermal Regeneration Template from Johnson & Johnson. By doing that, two major factors, first, we will now have responsibility for the end dollar revenues of those products. Not just the ability to book those end dollar revenues which is at a step up to the revenue base that we have been booking in our private-label basis, but furthermore to actually control the sales and marketing. By way of example, we guided people to approximately a $10 million number for our 2004 expectations for the INTEGRA Dermal Regeneration Template in the fourth quarter, but in fact two months into it we are doing well above that $10 million. So, we see plenty of opportunity to exceed the guidance that we gave on the INTEGRA Dermal Regeneration Template, and in fact implicit in the 2004 guidance we are giving is that.

Second of all, in the fourth quarter we had a substantial increase in our DuraGen revenues and we are seeing that as we go into 2004. So we continue to see very strong DuraGen growth, well in excess of 30 percent and therefore that increasingly becomes a bigger part of our business and growth in our business. Furthermore, DuraGen Plus and EnDura were both successful in the launch in the fourth quarter and are strong going into the first quarter and those two will contribute significantly. LICOX up significantly, NeuraGen up significantly. So, and then not to mention our ultrasonic aspirator product line. The expectations we have is those leaders who have been in fact our leaders over the last year, will continue to be strong and while the Q4 over Q4 comparison is in fact backing out all those things, weaker than the beginning of the year, we don't expect that to continue.

One other thing I'll mention which you may have noticed, our private-label business turns out to be stronger than we expected. This year that has been a dampening of our growth, that dampening is not expected going forward. As opposed to decreasing year-over-year, we are expecting a flat 2005 and so that one as we look out into the future will be not dampening our growth expectations.

Robert Goldman (Buckingham Research - Analyst): Could I just follow-up quickly on two things on that, Stuart? Your footnote B, where you do breakout various things, that doesn't breakout currency, is that correct? The currency add in the fourth quarter would be included in that 14 percent increase?

Stuart Essig (Integra LifeSciences - President & CEO):  Correct.

Robert Goldman (Buckingham Research - Analyst): The other thing is that accepting 17 to 18 percent as your organic growth guidance for 2004, I'm just wondering what it would be apples-to-apples taking out the step up in sales that obviously you'll have now that you have taken over the marketing rights on the dermal product, just take away the accounting issue, just a step up.

Stuart Essig (Integra LifeSciences - President & CEO): A couple of points. First of all currency actually only had about a $700,000 impact on our numbers year-over-year, on the revenue line. Unlike most other medical device companies we are not helped much by currency on the revenue line and we are hurt quite a bit in the earnings line. I think you all would have taken that away from our comments. So, because our costs actually exceed our expenses in pounds and euros, our earnings were hurt in the fourth quarter by the significant move in the euro. So I'd encourage you to maybe unfortunately, but not look at us the same way most other device companies have gotten a big benefit both on the revenue and the earnings line for the weakening of the dollar.

In terms of stripping out the skin -- to be quite frank I am going to resist that -- you can do the math, I can help you do the math, but the truth is that is in fact our product and in fact we are spending a heck of a lot of money and effort to ship it directly. I don't view that as an accounting issue, we didn't ask people to back out that negative impact on our numbers when it was an OEM product, and in the same way we don't really think it's appropriate to back out the positive impact on our topline from in fact selling it directly. The facts are, using that $10 million number, so you of course can model it, assuming it was $10 [million] in the prior year we would have booked approximately $4.5 million compared to $10 million, based on the various transfer prices, plus an additional $3.5 million of other revenues. So the net positive impact of the deal on the top line was approximately $2.5 million, and I think we discussed that when we took the product over.

Robert Goldman (Buckingham Research - Analyst):  Thank you, Stuart.

Operator: The next question is coming from Jayson Bedford of Adam Harkness and Hill. Please pose your question sir.

Jayson Bedford (Adam, Harkness & Hill - Analyst): Good morning, guys. Quickly and pardon me if this is redundant, but on the '04 guidance it looks like you raised the bottom end of the revenue range by $10 million, the top end by $5 million; of that only $2 million is revenue related to acquisitions in the last couple of months, is that fair? I'm just trying to figure out what your enthusiasm is for the base business from last quarter to this quarter.

Stuart Essig (Integra LifeSciences - President & CEO): A, you are right. First of all, just to clarify something I said in the previous conversation. I said costs exceed expenses in foreign currency denominations and actually what I meant to say is our costs exceed revenues in foreign currency. Just to clarify. Second of all, we quite outstripped our own expectations and the analyst numbers for product sales this quarter. We came out well above the guidance we gave for both product revenues and above, I believe the top end of where the analyst are for the fourth quarter in product revenues. That as well as we roll into now two months through the beginning of the year, we just think that our product revenues are going to be a lot higher than we did six months ago or three months ago. That's in many of the key areas that we think are important, our dural grafting products, our nerve product and the skin as well as in ultrasonic aspiration. Our enthusiasm comes from what we know.

Jayson Bedford (Adam, Harkness & Hill - Analyst): Just so I have this clear, your guidance last quarter Spinal Specialties was included in that guidance, correct?

Stuart Essig (Integra LifeSciences - President & CEO): Correct. I didn't actually answer your question, there is only $2 million of additional revenues that we bought that goes into the $10 and $5 million numbers that we've raised our range by.

Jayson Bedford (Adam, Harkness & Hill - Analyst): That's great. On the dermal regeneration template, can you just maybe talk qualitatively what you've done to prepare for the launch and you alluded to some upside there. How much higher can it go beyond the $10 million?

Stuart Essig (Integra LifeSciences - President & CEO): I think it can go a lot higher. Let me rattle off just some, what I think are important statistics. In the fourth quarter we upgraded every one of the marketing programs that J&J had developed and put them all into our Integra format, developed a show presence and developed a direct to clinician media capability for the INTEGRA Dermal Regeneration Template. We recruited a number of Johnson & Johnson reps, as well as competitive reps from places like Smith and Nephew, to add to our plastic and reconstructive surgery group so that by the end of the fourth quarter we were ready to have the approximately 16 sales and management people, roughly double what our plastic and reconstructive sales force was in the prior quarter. So they came into the new year with the management in place, we took our number one neuro regional manager and made him the national sales manager; we took one of the Johnson & Johnson people we had hired about a year earlier to be one of the regional managers who was actually an Integra Dermal Regeneration Template rep six years ago. So we have a very knowledgeable group. We put into place the clinical support group, the nursing group to support them, and we came out of the new year running. That group has been out to meet with every major burn center and customer in the United States, has begun also marketing our new product, our Integra bilayer matrix. That product is a different label than the Integra Dermal Regeneration Template and can be sold aggressively into chronic wounds. You will note there was an article that was published just this quarter and helps us articulate the importance of the Integra Dermal Regeneration Template as a product for repair and reconstruction of skin.

We are really putting a lot of the pieces into place. We introduced the new dermatome in Q4, we had significant sales of this dermatome product that is used to mesh both skin and the Dermal Regeneration Template. And so we've really done I think like we did four years ago upon launching our dural graft, we have a nice diversified product line, an excellent sales force and quite a bit of clinical and marketing support. Those are just some of the things that we think are going to have a very positive impact on both the plastic and reconstructive sales in general as well as on the Integra products.

Jayson Bedford (Adam, Harkness & Hill - Analyst): Maybe I missed this, what is the current size of the plastic and reconstructive sales force?

Stuart Essig (Integra LifeSciences - President & CEO):  Approximately sixteen.

Jayson Bedford (Adam, Harkness & Hill - Analyst): Finally, looking at '04 do you expect any one line, any one product line to contribute more than 20 percent of total revenue?

Stuart Essig (Integra LifeSciences - President & CEO): Hang on, we are thinking about that one. No. The answer is no.

Jayson Bedford (Adam, Harkness & Hill - Analyst):  18 percent?

Stuart Essig (Integra LifeSciences - President & CEO): I think in 2004 it's a good balance of substantial increases in our dural grafting products and skin becoming a much more significant component.

Jayson Bedford (Adam, Harkness & Hill - Analyst):  Okay, great.  Thanks.

Operator: The next question is coming from John Souter of Susquehanna. Please pose your question sir.

John Souter (Susquehanna - Analyst): My question revolves around integration and cost reduction. Specifically could you tell us what you've done in the last couple of months and then what maybe lies ahead for the March and June quarters taking costs out of the recent acquisitions?

Stuart Essig (Integra LifeSciences - President & CEO): First let me talk about a major fourth-quarter event. We closed our San Diego Corporate Research Center. There were significant costs involved in that which hit the R&D line for the quarter, just under $1 million. We got out of a very expensive lease, we moved a critical mass of the people from that organization either to the San Diego manufacturing site which is only four blocks away, or to our New Jersey marketing and research and development group. We took out a number of heads, and expensed quite a bit of costs associated with the facility as well as equipment. Having done that, that positions us well going into the new year to reinvest in the R&D group a lot more efficiently with much less overhead. That's a real positive in my opinion.

As you know, we have done quite a bit to consolidate our U.S. sites and at the moment have no plans in 2004 to do any further consolidations of our U.S. sites, with the possible exception of adding a distribution center on the west coast for distribution to west coast customers. Because we have a big demand for product, next-day, so that's probably an add but I do not think it's a significant cost.

In terms of acquisitions, I would say the real positive news is the two acquisitions, Sparta and R&B, give us revenues and gross margins without any costs below that. In the first quarter those operations will remain open but on a contract basis where the seller is actually running them for us. By the end of Q1, that will be completely gone and we will be distributing those products directly out of our New Jersey distribution center. So there will be no -- those are essentially procurement operations in any event, instrument procurement, that instrument procurement will go through our JARIT group in Tutlingen and will require no incremental heads here in the United States. Those are just incremental; really below the gross margin line, less what we pay our sales and marketing organization. And then Europe, we have probably some work to do to take out some more costs, but we have no plant closings planned.

John Souter (Susquehanna - Analyst):  Thank you.

Operator: The next question is coming from John Calcagnini of CIBC World Markets. Please pose your question sir.

John Calcagnini (CIBC World Markets - Analyst): Actually, it is Chad in for John. First question is, for your guidance, I think last quarter your guidance in the private label for '04 was 14 to 15. You are now guiding at 19 million; I just wondered what's driving that increase?

Stuart Essig (Integra LifeSciences - President & CEO): That's a good point. First of all you are right and there are a number of things that impact it. In the fourth quarter as part of our business development effort, we renegotiated a number of the deals and I'm not going to go over the details of that. But in each of the cases it provided us both additional revenues, sorry additional price, as well as additional potential unit volumes. We are, I think perceived by most of our or if not all of our private label customers as a critical and quality vendor. That gave us some pricing and deal leverage which we took advantage of. I think it further actually cemented our relationships with these vendors. More specifically there is upside in our pricing and in our units on the ACS with Medtronic and Wyeth, on BioPatch with J&J, and on some of our other OEM products. And so some of the declines we thought we needed to condition the street to in the fourth quarter, it turns out we were more successful than we expected in extending renegotiating or improving our terms under those contracts.

Chad Suggs (CIBC World Markets - Analyst):  Okay, and then as far as --.

Stuart Essig (Integra LifeSciences - President & CEO): And actually one thing I should say, we are also getting sales of ACS to Medtronic, sorry to Wyeth and Medtronic sooner in the year than we expected to. That's important to say. We had modeled not getting any sales until Q3, and in fact we are getting them in both Q1 and Q2.

Chad Suggs (CIBC World Markets - Analyst): That was my next question so I can check that one off. Can you give us an update on product launches in the neuromonitoring area?

Stuart Essig (Integra LifeSciences - President & CEO): We actually have a very aggressive plan this year and a very healthy list of new product launches. Let me talk about it. We expect to launch in the July/August timeframe our cranial plate and screw system through our neurosciences sales force. We intend to launch at the Congress of Neurosurgeons in October, our Novus neurosensor blood flow monitor, as well as several new LICOX products. We expect to launch in the summer timeframe, on a prelaunch basis, so a test launch basis, our ultrasonic aspirator and then a full launch at the Congress of Neurosurgeons.

We expect to launch the nerve wrap that we talked about in our analyst meeting earlier this year in or around the first quarter of 2005. And we expect either at the CNS or late in the year, a number of new hydrocephalus products to be launched. So we got a very aggressive launch plan which I think to some extent, reflects the impact of some of the things we've done in the last year to improve the quality and professionalism of our marketing and product development group. We have several launches coming up at the AANS in May but we will talk about those there.

Chad Suggs (CIBC World Markets - Analyst): Lastly, could you -- can you break out -- I know you gave us a table as far as total -- to get to organic growth. I was wondering as far as neuromonitoring, can you give us the breakout of the acquisition impact for 4Q '03 versus 4Q '02?

Stuart Essig (Integra LifeSciences - President & CEO): There is none. It's all organic, there is no impact of acquisitions.

Chad Suggs (CIBC World Markets - Analyst):  Thanks.

Operator: The next question is coming from Dave Turkaly of Hambrecht Group. Please pose your question sir.

Dave Turkaly (Hambrecht Group - Analyst): I was wondering not that private-label is the most important product category anymore, but I think it was in the quarter a little higher than I was expecting, and my question is the skin product was still down there, was there any kind of onetime items in there? What was really, what drove the sequential increase of $600,000, let's say, in the private-label business?

Stuart Essig (Integra LifeSciences - President & CEO): In the fourth quarter, actually, probably, the bulk of that was skin; they had a very good fourth quarter, they actually had a very good third quarter at J&J. So they came into the new year stronger than we anticipated, even as we took it over. We were worried actually, Dave, that in the last period J&J was perhaps putting a lot out before they handed it over to us, but in fact just judging by January and February, that's not true.

Dave Turkaly (Hambrecht Group - Analyst): On a modeling question. As we look at '04 versus '03, specifically on the SG&A line I know you hired some new people, but the jump sequentially was pretty substantial. Do you think $19 million for an SG&A kind of run rate is that something we should be looking at? Will you give us any kind of guidance as to a range of maybe what that number might look like for the full year 2004?

Stuart Essig (Integra LifeSciences - President & CEO): Just to clarify, Dave, you don't mean -- if you mean SG&A it's a much bigger number. G&A -- we breakout sales and marketing separately from G&A in our financial statements with the general premise that G&A is something we should work to reduce, and sales and marketing is something we should work to increase. So we always encourage people to look at those separately. Without giving particular breakdown of our forward-looking guidance by expense category, G&A in the range of 19 to 20 probably closer to 20, is not a bad number. Sales and marketing is a lot bigger than that.

Dave Turkaly (Hambrecht Group - Analyst): Quickly, if you went for that one, how about R&D, or amortization? Should we be looking at levels similar to last year or a little bump in each?

Stuart Essig (Integra LifeSciences - President & CEO): R&D will back back down -- sorry, I misspoke. Amortization will back back down to about 800 and change a quarter. It was high in the fourth quarter, but judging by our own model amortization is about 800 and change a quarter. In terms of R&D, backing out the very big Q4 that we had, much of which was just one time charges, sorry, not one time charges, but expenses having to do with our closure of the plant. We do expect higher levels of R&D next year probably on the order of plus or minus 3 million dollars a quarter.

Dave Turkaly (Hambrecht Group - Analyst):  Thanks.

Operator:  Our next question is coming from Tim Nelson of Piper Jaffray.

Tim Nelson (Piper Jaffray - Analyst): You haven't detailed guidance for '04 on the sales and marketing line, as a follow on to the last question but maybe you could talk about your plans to further expand your sales forces in each group.

Stuart Essig (Integra LifeSciences - President & CEO): You guys have done such a good job, I think you can solve for the last number.

Tim Nelson (Piper Jaffray - Analyst): I know, but I was thinking about what the drivers of that would be.

Stuart Essig (Integra LifeSciences - President & CEO): Sure, I am kidding you. If you look at the Q3 to Q4 sequence, there was some additional spending in Q4 but the bulk of it was perhaps just building the sales and marketing organization a quarter earlier than we might otherwise have. That will just continue to grow, but as a percentage of product sales, we will be back down in line with the first half of last year. In terms of what we did, I talked extensively already about the plastic and reconstructive group, let me talk about the neuro, I'm really pleased with where our neuro group has gotten. We have in place or had in place as of the beginning of the year our national sales manager, our ten regions now are set up, established, and we've recruited reps both competitive reps and reps from other medical device companies, to the point where we are now at about 70 reps out of the 80 we plan to have.

As we go into Q2, we will be close to 75 reps and will be done at the end of Q2 with 80 sales reps, ten managers and then our ten clinical educators. You'll see in the second half of the year that group will remain unchanged, but their efficiency will go up and therefore percent of product sales will come down. We've done extensive training. Just this quarter we had the whole group all roughly 130 of our sales marketing clinical people together; they were trained on a number of our new product lines and in some of the new launches we had in the first half of the year. In particular a lot of training on DuraGen Plus, EnDura, our new epilepsy line, so I'm real pleased with the level of professional education we've provided them. We appointed a training manager so that we have a full-time, one of our best sales reps now responsible for training our salespeople. So we're doing a lot of things that larger companies do as we are able to continue to invest in our group.

Marketing group, we had, I think it was 17 new hires in the back half of last year. We've got a significant headcount increase in our marketing organization. I shouldn't neglect to mention JARIT, which we, well we haven't needed to add a lot of people. They've got in-place a new area manager, a number of new regional managers and the R&B acquisition is doing a number of positive things to emphasize to that dealer organization our commitment to them and to remove I think any last vestiges of concern that the dealers might have that we don't intend to maintain that dealer network. I think we have a very committed dealer network. And going into the AORN in another month we've got just a very aggressive and competent group of dealers, and a Premier contract and an HPG contract and a Novation contract, and I think we are on the heels of taking a lot of instrument share from our competitors.

Tim Nelson (Piper Jaffray - Analyst): If I can summarize what I hear in all of that is you've done most of your investing in the sales infrastructure, maybe rounding it out in the first half of the year, but the productivity would be increasing in the second half of the year but not the actual headcount?

Stuart Essig (Integra LifeSciences - President & CEO): Absolutely. That is very accurate.

Operator: The next question is coming from Ryan Rauch of SunTrust Robinson Humphrey. Please pose your question sir.

Ryan Rauch (SunTrust Robinson Humphrey - Analyst): Good morning. Just a couple of quick questions. Can you just walk us through your gross margin guidance for '04? Because I am just a little perplexed. You should have a significant expansion seen at the gross margin line based on the reacquisition of the DRT, but your gross margin guidance at least the lower end appears to us was lowered by about 100 basis points. Is that because you're off a lower base today so the incremental benefit from DRT gets you back to where you wanted to be? Or are you just being conservative? Can you just walk us through the gross margin guidance?

Stuart Essig (Integra LifeSciences - President & CEO): You are accurate, our prior guidance for gross margin for 2004 had been 62 percent and we did move it down to 61 percent to be more conservative. In 2005 we guided at 63 percent, and then we gave you guys a sense for the incremental growth over the quarters taking the gross margin from 60 up to 62 by the end of the year. Now why did we do that? A couple of reasons, first of all, in the fourth quarter our gross margin came in lower than we expected. A big chunk of that were activities that we chose to take in the quarter in terms of discontinuing product lines, as well activities surrounding the re-launch under the Integra name of our Dermal Regeneration Template. But some of that was more substantive. Most importantly the impact of the euro and pound on our business, and I'm just going to reiterate this point, even though it's not a positive one.

In the fourth quarter our euro-based expenses exceeded our euro-based revenues. I'm putting euro and pounds together in this, by about $7 million. Unlike probably any other company that you follow, Ryan, we were hurt by the euro rather than helped. We modeled into our 2004 guidance $1.28 for the dollar to euro exchange ratio, and so that took a significant amount of gross margin out of our P&L, and so honestly despite just a Herculean effort to take costs out through plant closings last year, we gave a big chunk of that back to the euro/pound.

On the one hand I will say, that's real and shame on us for having such a big European cost structure. The good news is when the euro goes the other way, we are going to get the benefit of it and most of the comparable companies are going to get hurt. It's real and we decided rather than keep chasing a 62 percent number that we were not as comfortable as we were in the past that we could deliver, we'd move it down to 61 percent. That's a significant amount, but it's still a 61 percent gross margin.

Ryan Rauch (SunTrust Robinson Humphrey - Analyst): Okay, no problem. And then can you walk us through the other specifics as far as LICOX instruments or units sold in the quarter or placed number out there, DuraGen accounts, NeuraGen accounts, catheter sales? Can you just give us some of that extra detail per those product lines?

Stuart Essig (Integra LifeSciences - President & CEO): First of all, NeuraGen, we've had 3,000 NeuraGen implants in the United States. We've had, we now have 450 NeuraGen accounts as of the end of 2003; NeuraGen launch in Europe is going along I would say okay, it's not maybe as fast as we would have liked it to be. DuraGen, it's still 80 plus or minus percent domestic, so despite how fast our European sales are growing, by the way, just to give you a sense, year-over-year international DuraGen, up over I'm sorry, up close to 60 percent. But the U.S. is still growing so fast its still a drop in the bucket international so we see a lot of upside there. Domestic we have about 1,600 dural grafting accounts if you include DuraGen, DuraGen Plus and EnDura. And we are still opening up distributors internationally every month.

Let's see, LICOX, 120 LICOX monitors sold in the United States including sixteen in the fourth-quarter, substantial number of evaluations going on, no change in terms of just very positive reaction in the field, and we have approximately 70 plus hospitals up and running using LICOX. These numbers change quarter to quarter sometimes based on how we classify them. It's a little bit of an art, not a science. Outside the United States our estimate now is about 180 monitors in use. Over 70 of our SPMs have been sold or placed in accounts; that is our European single parameter monitor. It's a lower cost MPM. We are also selling those in the United States and there is a real interest in those products in the U.S.

And then I think even though it's not a big number, I think we were able to say year-over-year our sales of the Orbis-Sigma valve were up 50 percent in units. And we raised the price this year. So, that's very positive. And then ultrasonic aspirator, we had a very good third and fourth quarter in our ultrasonic aspirator. I'd rather not give out the number because there's only one competitor and if I tell them how much we sold then they would pretty much know everything out there.

Ryan Rauch (SunTrust Robinson Humphrey - Analyst): Sounds good, have a great day.

Operator: The next question is a follow-up question coming from Glen Navarro of Banc of America Securities. Please pose your question sir.

Glenn Navarro (Banc of America - Analyst): I wanted a follow-up question on DuraGen. Can you maybe help us understand the marketplace a little bit better and what level of penetration you think or what percentage of procedures DuraGen has currently penetrated? We are just trying to get a sense of where the growth comes from other than -- it seems like you're introducing next generation DuraGen products at higher prices so that's part of the growth, but we want to see, we're just trying to understand where the larger part of the organic growth comes from.

Stuart Essig (Integra LifeSciences - President & CEO): I think the biggest, there are two big reasons for the growth in our dural grafting products. One is we have expanded the market size since the launch by probably 100 percent. Our original thinking was the market size was about $50 million, I think we said 40, and now our thinking is about $100 million market. Half of that market or maybe just under half of that market today, is served with autologous products. So basically not something you buy but a dissection of either the pericranium or another part of the body, and using that material to close the dura. Because our product is so easy to use, we've been able to educate surgeons that it's easier to use a piece of DuraGen or DuraGen Plus than it is to do a donor site procedure and remove it from another part of the body and then implant it. So that's part of it.

The second thing is we created a market for onlay grafts, so in addition to suturing in a piece of, say for example EnDura, you might choose to put a piece of DuraGen on top of a piece of EnDura, to get the benefits of the suturing from EnDura, but to get the benefits of leakage prevention or leakage inhibition from DuraGen Plus. What we look at our competition, and I'm not sure we are seeing their sales going down, we think we are taking market share, but when we look at our competitors I am not sure their sales are going down, I think our competitors with suturable products, they are putting a piece of DuraGen on top of that. And that's one of the reasons we launched EnDura is to get to that part of the market where people feel they need to suture and to make sure that in the process of a customer suturing, they don't backslide into suturing some competitive product instead of using DuraGen.

Glenn Navarro (Banc of America - Analyst): Is it fair to say that you believe you have only penetrated about 50 percent of the market opportunity out there?

Stuart Essig (Integra LifeSciences - President & CEO): I don't want to give you a number sort of indirectly for our dural grafting, but I don't want to do that. Both because I do not want that number to be known by our competition and because I don't think that would be accurate. But rather I would say it certainly is the case that we still think about half of the market there is using no one's product. I think that's an accurate statement.

The other opportunity and we are seeing this more and more in Europe, is the ability to use our DuraGen product as a separation layer so as to not get product to tissue growth. And so that separation layer claim we have in Europe, which is complex label, but we are able to use our study to show that our product does not adhere to surrounding tissue. That ability to take advantage of that claim in Europe gives us a much bigger market and were we to get that claim in the United States that would open up a much bigger market for us. That's certainly in our thinking in terms of our product development activity.

Glenn Navarro (Banc of America - Analyst): As a follow-up, what does that make $100 million market a $150 million market and then what is the timing?

Stuart Essig (Integra LifeSciences - President & CEO): I don't have timing yet to give you for the United States; we are doing aggressive activities in Europe to expand our indication as well as to with our current indication, take advantage of that separation layer claim. And no, that's not 100 to 150, it's probably more like 100 to at a minimum 300. And I'd encourage you to look at the numbers that other companies have given out for the use of -- for example an adhesion barrier in spine and cranial procedures. We don't have that label in the U.S. yet.

Glenn Navarro (Banc of America - Analyst):  Thanks Stu.

Operator: The next question is coming from John Calcagnini of CIBC World Markets. Please pose your question sir.

John Calcagnini (CIBC World Markets - Analyst): Actually my follow-up question has been answered. Thank you.

Operator: The next question is coming from Robert Goldman of Buckingham Research. Please pose your question sir.

Robert Goldman (Buckingham Research - Analyst): Two sort of big picture questions. First on acquisitions, you've been very good over the years in not paying too much it seems to me, one to two time sales, but the valuations obviously are getting richer broadly. I'm wondering if you'd be willing to change your acquisition parameters and would you be willing to pay more than two time sales, and if so under what circumstances? The second question, it's different but you get the gray sheet, we all get the gray sheet, your name has been suggested in the gray sheet as a potential candidate for the Baxter CEO job. The question is, what do you think the probability is that you'll be at Integra a year from now?

Stuart Essig (Integra LifeSciences - President & CEO): Two things, let me hit the latter one first because I've gotten a number of questions on that. I have no plans to leave Integra. I love this company. We've had a great ability to grow the company, and we expect and I expect to continue to do that for the indefinite future. As long as they will keep me around; it's not my decision, it's the Board's. Second thing is, our general criteria is one to two time sales, 5 to 9 times EBITDA. We generally paid 5 to 6 times EBITDA, that depends a little bit on the growth characteristics of what we buy. You are right, the public market has made a number of deals that might have been attractive to us, now unattractive. And we have walked away from a number of attractive public company deals because the stock price at those companies went above the inherent value of those companies in our opinion. And so we intend to maintain our discipline in that regard.

That doesn't mean we would never pay more than two times sales, it depends on the nature of the business. If there's good margins there or good growth or good synergies, then I would like you to think of us not as routinistic in the way we look at these acquisitions but as disciplined. I have been careful to always say never say never, but I think you will continue to see the same discipline in terms of our desire to get our deals done accretively and look at cash flow accretion after the deals, not just whether you can get a little earnings accretion with a low cost of capital.

Robert Goldman (Buckingham Research - Analyst): One quick follow-up because you mentioned the cash flow in the follow-up is on that. But could somebody tell me what your free cash flow was in '03?

Stuart Essig (Integra LifeSciences - President & CEO): In '03, I think it was -- do you have the number exactly, 35 million?

David Holtz (Integra LifeSciences - Senior VP & Treasurer): Hold on a second. Cash flow for the full year was $34.2 million. Operating cash flow.

Stuart Essig (Integra LifeSciences - President & CEO): And fourth quarter was a big user of cash because a lot of our expenses were cash, and a lot of our revenues were coming off the balance sheet. So cash flow in the fourth quarter was a little over, I think $3 million.

John Calcagnini (CIBC World Markets - Analyst): That's operating cash flow so that is before CAPEX?

David Holtz (Integra LifeSciences - Senior VP & Treasurer):  Yes.

John Calcagnini (CIBC World Markets - Analyst):  What was CAPEX?

David Holtz (Integra LifeSciences - Senior VP & Treasurer):  CAPEX was --.

Stuart Essig (Integra LifeSciences - President & CEO): While David is looking on the CAPEX number, going forward our expectations on CAPEX are about $1 million a quarter plus the impact of our Oracle ERP conversion. And so we expect that we will have about an additional $4 million a year of CAPEX over the next two years, going into the ERP conversion. One thing when you look at our numbers, you ought to be clear on, you see it in the G&A line, we are making a significant investment in our infrastructure systems, whether it be on our conversion to an Oracle ERP off of the platforms that we've got, or significant investment in internal audit and compliance, so we are not really sparing any expense to make sure we are still well scalable for growth.

David Holtz (Integra LifeSciences - Senior VP & Treasurer): CAPEX in '03 was about $5.5 million for the year.

Operator: The next question is coming from William Plovanic from First Albany Capital. Please pose your question sir.

William Plovanic (First Albany Capital - Analyst): Real quick, Stuart, the loss for 2004 from the pound and the euro, how much do you expect the international revenues or expenses to outpace revenues in '04? And then you mentioned there were some discontinued products, I was just wondering if we could get a little more color on that? Thank you.

Stuart Essig (Integra LifeSciences - President & CEO): A couple things. First of all, plus or minus, and this is a little hard to predict so I can only tell you what we have in our operating plan. We will probably be around $25 million short euros in 2005, euros and pounds. Our euro and pound revenue will be about $25 million less than our euro and pound expenses in 2005. You might say, gee, that seems like a big number, but keep in mind our European operations ship not just to Europe but all around the world. Quite a bit of that is still denominated in dollars. So, for example, when our European plant ships to Japan they ship in dollars. So, one of the project we've had that we began in probably the third quarter of last year but will run through this year, is to continue to move our customers for our European sites to euros. That all being said the biggest customer for our European sites is the U.S. sales force. And so we will still be short. And our U.S. business continues to grow faster than our European business, so we expect that to continue.

That doesn't mean we expect to be unfavorable all year, we built into our guidance that we gave you, $1.28. And as you guys know, lately it's been $1.24 per euro. But given the trend when we put this budget together we said all right, let's assume $1.28. One thing we don't feel like we are in a position to do is predict the future. If we were to hedge all we'd be doing is betting one way or the other. We just can only disclose and what we can tell you is we are short about 25 million, what I mean by that is we don't actually have a short position. But we are, our expenses exceed our revenues in those currencies by about 25 million, and therefore we will have either the positive or negative effect of any changes in the dollar rate.

You asked about discontinued product lines. There were lots of odds and ends but the most important of which is we discontinued our neuro endoscopy product line, which was plus or minus a three-quarters of a million dollar a year product line. We took some inventory hits, and we took some amortization, additional amortization expenses. We wroteoff the value of a trademark. That being said, we don't intend to get out of the neuro endoscopy business. In fact, we did a partnership with a leading neuro endoscopy company in the fourth-quarter to launch a completely new line that is not a 1990's line but a 2000 and 2010 technology. I expect actually after the transition period to have a nice product line in neuro endoscopy. But we did take the hits for that in the fourth quarter. We also continued to try to pare down some of our less desirable OEM lines.

William Plovanic (First Albany Capital - Analyst):  Thank you.

Operator: Once again, if you do have a question at this time, please press the numbers 1, followed by 4, on your touchtone telephone. Gentlemen there appear to be no more questions at this time. Do you have any closing comments?

Stuart Essig (Integra LifeSciences - President & CEO): Thank you to everybody and I look forward to reporting our first-quarter numbers in April.

Operator: Thank you for your participation. That does conclude this morning's teleconference. You may disconnect your lines at this time and have a great day. Thank you.

Stuart Essig (Integra LifeSciences - President & CEO):  Thank you.